Exhibit 99.1
GCI LIBERTY REPORTS
FOURTH QUARTER AND YEAR END 2018 FINANCIAL RESULTS

Englewood, Colorado, February 28, 2019 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported fourth quarter and year end 2018 results. Highlights include(1):

•	GCI(2) total revenue grew 1% compared to the fourth quarter 2017

◦	GCI Consumer revenue increased 1%, with Consumer data revenue up 12%

◦	GCI Business revenue flat

•	GCI, LLC refinanced its revolving credit facility and Term Loan A with a new $550 million revolving credit facility on December 27th

◦	Extended maturity to December 2023

◦	Improved leverage covenants

•	From November 1st through January 31st, repurchased 2.3 million GLIBA shares at an average price per share of $44.53 and total cash consideration of $101 million

“Despite difficult business and regulatory conditions, the GCI team completed several critical initiatives in 2018 and we look forward to a more favorable business environment in 2019,” said Greg Maffei, GCI Liberty President and CEO.  “We continued our share repurchases with $101 million purchased over the last three months and refinanced both a revolving credit facility and term loan resulting in a new revolving credit facility with an extended maturity and improved leverage covenants.”

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2018 to the same periods in 2017.

Although GCI's results are only included in GCI Liberty's results beginning March 9, 2018, we believe discussion of the standalone results of GCI for all periods presented promotes a better understanding of the overall results of the business. The pro forma financial information presented herein was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. Additionally, the pro forma results include adjustments to the fourth quarter and full year 2017 results for the impact of the new revenue recognition standard (ASC 606) to assist in the comparability of 2017 and 2018.

GCI

GCI receives support from various Universal Service Fund ("USF") programs: high cost, low income, rural health care, and schools and libraries. The USF Rural Health Care Program (“RHC Program") subsidizes the rates for services provided to rural health care providers. In November 2017, the Universal Service Administrative Co. ("USAC") requested further information to support GCI's rural rates charged to a number of its RHC Program customers for the year that runs July 1, 2017 through June 30, 2018 (the "2017 Funding Year"). On October 10, 2018, the FCC staff notified GCI of their decision to reduce RHC support payments to GCI for the 2017 Funding Year by $27.8 million, an approximate 26% reduction, and to apply the same cost methodology to subsequent funding years. Pro forma financials for all periods in the 2017 Funding Year included in this release reflect this reduction. GCI filed an appeal to the FCC staff decision on November 9, 2018. GCI will continue to pursue this appeal and expects to reduce future RHC Program revenue by a similar rate until a final resolution is reached with the FCC. Thus, pro forma GCI revenue for the third and fourth quarters of 2018 also reflects a reduction in RHC Program revenue of approximately $7 million per quarter.

Separately, on November 30, 2018, GCI received multiple notices from USAC denying requested funding from an RHC customer (the "Customer") for the 2017 Funding Year. In November 2017, USAC requested information from the Customer related to bidding process documentation for two separate service contracts they have with GCI. The Customer responded, yet, USAC found that bids previously received were not submitted with the original funding request and/or that bidding information submitted was related to the wrong bidding year. The Customer filed an appeal with USAC on January 29, 2019. GCI has no reason to believe that there was any violation of the FCC’s competitive bidding rules, but without further information, cannot assess whether the denials will be overturned. If the denial notices are upheld, funding issued under contracts for current and prior years could be subject to further review. GCI has accounts receivable of approximately $18 million outstanding as of December 31, 2018 associated with contracts with the Customer.

“2018 was a challenging year for GCI.  We navigated the launch of a new billing platform, a stalled economy and reductions in our rural healthcare service reimbursements,” said GCI CEO Ron Duncan.  “However, the year ended with cause for optimism.  The billing platform has simplified our business processes and is yielding improvements in customer experience, and we see additional signs that the Alaska recession is coming to an end amidst a resurgence of oil investment. We look forward to capitalizing on these developments in 2019.”

The following table provides GCI’s operating metrics and pro forma financial results for the fourth quarter and full year 2017 and 2018.

(amounts in thousands, except operating metrics)	4Q17	4Q18	% Change	FY17	FY18	% Change
GCI Consolidated Pro Forma Financial Metrics
Revenue
Consumer	$113,089	$114,745	1%	$436,825	$436,668	—%
Business	111,549	111,479	—%	458,084	438,622	(4)%

Total Revenue	$224,638	$226,224	1%	$894,909	$875,290	(2)%

Operating Income	$3,382	$(210,737)	NM	$30,565	$(192,444)	NM
Operating Income Margin (%)	1.5%	(93.2)%	NM	3.4%	(22.0)%	NM

Adjusted OIBDA(1)	$65,546	$61,225	(7)%	$285,001	$266,871	(6)%
Adjusted OIBDA Margin(1) (%)	29.2%	27.1%	(210)	bps	31.8%	30.5%	(130)	bps

GCI Consumer
Financial Metrics
Revenue
Wireless	$45,721	$45,370	(1)%	$169,601	$166,847	(2)%
Data	37,260	41,710	12%	145,757	159,667	10%
Video	24,742	22,650	(8)%	99,609	89,553	(10)%
Voice	5,366	5,015	(7)%	21,858	20,601	(6)%
Total Revenue	$113,089	$114,745	1%	$436,825	$436,668	—%
Operating Metrics
Wireless Lines in Service(2)	196,800	192,700	(2)%
Data - Cable Modem Subscribers(3)	124,900	125,700	1%
Video
Basic Subscribers(4)	97,200	89,100	(8)%
Homes Passed	252,500	253,400	—%
Voice - Total Access Lines in Service(5)	48,900	44,500	(9)%

GCI Business
Financial Metrics
Revenue
Wireless	$22,714	$22,969	1%	$99,940	$95,649	(4)%
Data	72,152	70,148	(3)%	290,194	278,315	(4)%
Video	4,759	7,349	54%	18,039	19,449	8%
Voice	11,924	11,013	(8)%	49,911	45,209	(9)%
Total Revenue	$111,549	$111,479	—%	$458,084	$438,622	(4)%
Operating Metrics
Wireless Lines in Service(2)	22,600	21,500	(5)%
Data - Cable Modem Subscribers(3)	9,900	9,200	(7)%
Voice - Total Access Lines in Service(5)	38,500	36,500	(5)%

1)	See reconciling schedule 1.

2)	A wireless line in service is defined as a revenue generating wireless device. On January 1, 2018, GCI transferred 600 small business wireless lines from Business to Consumer.

3)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. On January 1, 2018, GCI transferred 700 small business cable modem subscribers from Business to Consumer.

4)	A basic subscriber is defined as one basic tier of service delivered to an address or separate subunits thereof regardless of the number of outlets purchased.

5)
A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network. On January 1, 2018, GCI transferred 1,600 small business local access lines from Business to Consumer.

GCI revenue increased in the fourth quarter driven by the strength of Consumer data revenue, which was up substantially year over year. Operating income declined primarily due to impairment losses recorded in the fourth quarter, as described below. Adjusted OIBDA(3) declined due to certain one-time charges including severance payments, certain asset write-offs and expenses related to the November 30, 2018 earthquake. For the full year, GCI revenue was down primarily due to declines in time and materials revenue, wireless roaming, video revenue and the FCC RHC rate reduction, which impacted only the last two quarters of 2017 versus all four quarters of 2018. GCI operating income declined, driven by the impairment losses recorded at the end of 2018. Full year adjusted OIBDA decreased primarily due to the aforementioned fourth quarter expenses and the RHC impact.

Due to certain FCC program revenue changes and market factors impacting GCI operating results, GCI Liberty recorded impairment losses of $136 million and $65 million related to goodwill and cable certificates, respectively, in the fourth quarter of 2018. These impairment charges are excluded from pro forma adjusted OIBDA.

GCI Consumer
Consumer revenue grew slightly in the fourth quarter and was flat for the full year. During the transition to the new billing system in the third quarter, GCI moved all monthly recurring fees from bill in arrears to bill in advance. To ease the transition for existing customers, GCI chose to forgive one month of service fees for those customers who would have otherwise received an invoice for two months of service. This resulted in a revenue reduction of approximately $4 million in the third quarter. Excluding this reduction, GCI Consumer revenue was up 1% for the full year. Excluding the impact of the billing system conversion, both fourth quarter and full year revenue growth were driven by data revenue as top tier unlimited data customers and data ARPU continued to grow, which more than offset losses in video, wireless and voice.

GCI Business
In the fourth quarter, GCI Business revenue was flat on increased political advertising revenue offset by lower revenue from the time and materials business. For the full year, revenue declined due to lower roaming revenue, decreased time and materials billings and the aforementioned FCC rate adjustment for RHC.

Capital Expenditures
In 2018, GCI spent $160 million on capital expenditures, excluding capitalized interest. Capital expenditure spending was related to wireless network improvements, fiber and hybrid fiber coax improvements and GCI's new billing system. GCI's capital expenditures for 2019 are expected to be approximately $160 million.

Share Repurchases
From November 1, 2018 through January 31, 2019, GCI Liberty repurchased approximately 2.3 million Series A GCI Liberty shares (Nasdaq: GLIBA) at an average cost per share of $44.53 for total cash consideration of $101 million. The total remaining repurchase authorization for GCI Liberty is approximately $498 million.

FOOTNOTES

1)
GCI Liberty’s President and CEO, Greg Maffei, will discuss these highlights and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.S.T.) on February 28, 2019. For information regarding how to access the call, please see “Important Notice” later in this document.

2)
On March 9, 2018, Liberty Interactive Corporation ("Liberty Interactive"), now known as Qurate Retail, Inc. ("Qurate Retail"), completed the series of transactions that effected the split-off of GCI Liberty, as described in more detail in GCI Liberty’s press release issued on March 9, 2018. GCI Liberty’s assets include GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider, as well as interests in Charter Communications, Inc. ("Charter"), Liberty Broadband Corporation, LendingTree and subsidiary Evite. For accounting purposes herein, GCI is considered the acquired entity.

3)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

GCI LIBERTY GAAP FINANCIAL METRICS

(amounts in thousands)	4Q17	4Q18	FY17	FY18
Revenue
GCI Holdings(1)	$—	$226,222	$—	$715,842
Corporate and other	8,178	8,700	23,817	23,920
Total GCI Liberty Revenue	$8,178	$234,922	$23,817	$739,762

Operating Income
GCI Holdings(1)	$—	$(213,595)	$—	$(208,934)
Corporate and other	(22,160)	(8,566)	(55,597)	(41,058)
Total GCI Liberty Operating Income	$(22,160)	$(222,161)	$(55,597)	$(249,992)

Adjusted OIBDA
GCI Holdings(1)	$—	$61,224	$—	$217,832
Corporate and other	(5,691)	(4,475)	(25,762)	(24,731)
Total GCI Liberty Adjusted OIBDA	$(5,691)	$56,749	$(25,762)	$193,101

(1)
GCI Holdings pro forma financial statements differ from GCI Holdings GAAP financial statements due to the impact of acquisition accounting, including deferred revenue adjustments, depreciation and amortization of intangible and tangible assets, RHC Program revenue adjustments and other adjustments.

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Forms 10-Q and 10-K for the three months ended September 30, 2018 and the year ended December 31, 2018.

Fair Value of Public Holdings

(amounts in millions)	9/30/2018	12/31/2018
Charter(1)	$1,746	$1,527
Liberty Broadband(1)	3,598	3,074
LendingTree(2)	792	756
Total	$6,136	$5,357

(1)
Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)
Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $171 million and $174 million at September 30, 2018 and December 31, 2018, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2018		12/31/2018
Cash:
GCI	$42	58,000,000	$100
Corporate and other	648		391
Total GCI Liberty Consolidated Cash	$690	(199,000,000)	$491

Debt:
Senior Notes	$775		$775
Senior Credit Facility	716		715
Capital Leases and Other(1)	146		142
Total GCI Debt	$1,637	(5,000,000)	$1,632

Margin Loan	$1,000		$900
1.75% Exchangeable Senior Debentures due 2046	477		477
Total Corporate Level Debt	$1,477		$1,377

Total GCI Liberty Debt	$3,114	(105,000,000)	$3,009
Premium on debt and deferred financing fees	77		12
Capital leases and tower obligation (excluded from GAAP Debt)	(138)		(135)
Total GCI Liberty Debt (GAAP)	$3,053		$2,886

Other Financial Obligations:
Indemnification Obligation(2)	$100		$79
Preferred Stock(3)	175		177

GCI Leverage(4)	5.3x		5.2x

(1)	Includes the Wells Fargo Note Payable and current and long-term obligations under capital leases and communication tower obligations.

(2)
Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)
Preferred shares have 21-year term, 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

GCI Liberty cash decreased by $199 million in the fourth quarter due to share repurchases and debt repayment. GCI cash increased by $58 million primarily due to a contribution from GCI Liberty and cash receipt from the FCC for a portion of the RHC amounts owed for the 2017 Funding Year, partially offset by bond payments and capital expenditures.

GCI Liberty debt decreased by $105 million primarily due to repayment of a portion of the Liberty Broadband margin loan. On October 5, 2018, Broadband Holdco, LLC, a wholly owned subsidiary of GCI Liberty, entered into an amendment to its margin loan. Pursuant to this amendment, a new $200 million revolving credit facility was established in addition to the existing $1 billion margin loan facility. The revolving credit facility and preexisting margin loan facility had $200 million and $800 million outstanding, respectively, as of the amendment close. Subsequently, GCI Liberty repaid $100 million of the revolving credit facility. Approximately 42.7 million shares of Liberty Broadband Series C common stock were pledged by Broadband Holdco, LLC as collateral for the loan as of December 31, 2018.

In addition, on December 27, 2018, GCI, LLC, a wholly-owned subsidiary of GCI Liberty, refinanced its revolving senior credit facility and Term Loan A with a new $550 million revolving senior credit facility, leaving the existing Term Loan B in place. The revolving senior credit facility has an interest rate of LIBOR plus a margin that varies between 1.50% and 2.75% depending on the total leverage ratio. The refinancing provided for an increase in the senior secured and total leverage covenants to 4.0x and 6.5x, respectively. The revolving senior credit facility maturity was extended to December 27, 2023 or December 3, 2020 if the 6.75% Senior Notes are not refinanced prior to such date.

Separately, pursuant to an indemnification agreement, GCI Liberty will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at GCI Liberty that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on GCI Liberty's balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of December 31, 2018, a holder of the LI LLC Charter exchangeable debentures does not have the ability to exchange, and accordingly, the indemnification obligation has been classified as a long-term liability. There is $332 million principal amount of the LI LLC Charter exchangeable debentures outstanding as of December 31, 2018.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.S.T.) on February 28, 2019. The call can be accessed by dialing (800) 458-4121 or (323) 794-2093, passcode 3805671, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://ir.gciliberty.com/events-and-presentations/upcoming-events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to the Universal Service Administrative Company and Rural Health Care program, statements about the indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, the availability of investment opportunities and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Form 10-K, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, separately reported litigation settlements and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s pro forma adjusted OIBDA to its pro forma operating income for the three months and years ended December 31, 2017 and December 31, 2018. The pro forma financial information presented below was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. Additionally, the pro forma results include adjustments to the fourth quarter and full year 2017 results for the impact of the new revenue recognition standard (ASC 606) to assist in the comparability of 2017 and 2018.

GCI HOLDINGS PRO FORMA ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	4Q17	4Q18	FY17	FY18
GCI Holdings
Adjusted OIBDA	$65,546	$61,225	$285,001	$266,871
Depreciation and amortization	(60,399)	(62,944)	(240,206)	(241,687)
Legal settlement(1)	—	—	—	(3,600)
Impairment of intangibles and long-lived assets	—	(207,940)	—	(207,940)
Stock compensation expense	(1,765)	(1,078)	(14,230)	(6,088)
Operating Income (Loss)	$3,382	$(210,737)	$30,565	$(192,444)

(1)	Legal settlement recorded in the first quarter of 2018.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for GCI Liberty to operating loss calculated in accordance with GAAP for the three months and years ended December 31, 2017 and December 31, 2018, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	4Q17	4Q18	FY17	FY18
GCI Liberty
GCI Liberty Adjusted OIBDA
GCI Holdings	$—	$61,224	$—	$217,832
Corporate and other	(5,691)	(4,475)	(25,762)	(24,731)

Consolidated GCI Liberty adjusted OIBDA	$(5,691)	$56,749	$(25,762)	$193,101
Stock-based compensation	(15,615)	(7,281)	(26,583)	(28,207)
Depreciation and amortization	(854)	(63,689)	(3,252)	(206,946)
Impairment of intangibles and long-lived assets	—	(207,940)	—	(207,940)
GCI Liberty Operating Loss	$(22,160)	$(222,161)	$(55,597)	$(249,992)

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,	December 31,
	2018	2017
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$491,257	573,210
Trade and other receivables, net of allowance for doubtful accounts of $7,555 and $0, respectively	182,600	6,803
Current portion of tax sharing receivable	36,781	—
Other current assets	40,100	1,265
Total current assets	750,738	581,278
Investments in equity securities	1,533,517	1,803,064
Investments in affiliates, accounted for using the equity method	177,030	114,655
Investment in Liberty Broadband measured at fair value	3,074,373	3,634,786
Property and equipment, net	1,184,606	624
Intangible assets not subject to amortization
Goodwill	855,837	25,569
Cable certificates	305,000	—
Wireless licenses	190,000	—
Other	16,500	4,000
	1,367,337	29,569
Intangible assets subject to amortization, net	436,006	4,237
Tax sharing receivable	65,701	—
Other assets, at cost, net of accumulated amortization	71,514	4,000
Total assets	$8,660,822	6,172,213

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$100,334	718
Deferred revenue	31,743	—
Current portion of debt, net of deferred financing costs	900,759	—
Other current liabilities	47,958	9,747
Total current liabilities	1,080,794	10,465
Long-term debt, net, including $462,336 and $0 measured at fair value	1,985,275	—
Obligations under capital leases and tower obligation, excluding current portion	122,245	—
Long-term deferred revenue	65,954	130
Deferred income tax liabilities	793,696	643,426
Taxes payable	—	1,198,315
Preferred stock	177,103	—
Indemnification obligation	78,522	—
Other liabilities	50,543	95,841
Total liabilities	4,354,132	1,948,177

Equity
Stockholders’ equity:
Series A common stock, $0.01 par value. Authorized 500,000,000 shares; issued and outstanding 102,058,816 shares at December 31, 2018	1,021	—
Series B common stock, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,441,609 shares at December 31, 2018	44	—
Series C common stock, $0.01 par value. Authorized 1,040,000,000 shares; no issued and outstanding shares at December 31, 2018	—	—
Parent's investment	—	2,305,440
Additional paid-in capital	3,251,957	—
Accumulated other comprehensive earnings (loss), net of taxes	168	—
Retained earnings	1,043,933	1,914,963
Total stockholders' equity	4,297,123	4,220,403
Non-controlling interests	9,567	3,633
Total equity	4,306,690	4,224,036
Commitments and contingencies
Total liabilities and equity	$8,660,822	6,172,213

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Year Ended
	December 31,
	2018	2017
	Amounts in thousands, except per share amounts
Revenue	$739,762	23,817
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	227,192	11,541
Selling, general and administrative, including stock-based compensation	347,676	64,621
Depreciation and amortization expense	206,946	3,252
Impairment of intangibles and long-lived assets	207,940	—
	989,754	79,414
Operating income (loss)	(249,992)	(55,597)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(119,296)	—
Share of earnings (losses) of affiliates, net	25,772	7,001
Realized and unrealized gains (losses) on financial instruments, net	(681,545)	637,164
Tax sharing agreement	(32,105)	—
Other, net	205	2,467
	(806,969)	646,632
Earnings (loss) before income taxes	(1,056,961)	591,035
Income tax (expense) benefit	183,307	133,522
Net earnings (loss)	(873,654)	724,557
Less net earnings (loss) attributable to the non-controlling interests	(351)	(29)
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$(873,303)	724,586
Basic net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$(8.09)	6.65
Diluted net earnings attributable to Class A and Class B GCI Liberty, Inc. shareholders per common share	$(8.09)	6.65

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Year Ended
	December 31,
	2018	2017
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(873,654)	724,557
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	206,946	3,252
Stock-based compensation expense	28,207	26,583
Share of (earnings) losses of affiliates, net	(25,772)	(7,001)
Realized and unrealized (gains) losses on financial instruments, net	681,545	(637,164)
Deferred income tax expense (benefit)	(182,724)	(133,522)
Intergroup tax payments	—	287,763
Impairment of intangibles and long-lived assets	207,940	—
Other, net	13,441	1,040
Change in operating assets and liabilities:
Current and other assets	(34,698)	31,772
Payables and other liabilities	61,657	7,584
Net cash provided (used) by operating activities	82,888	304,864
Cash flows from investing activities:
Cash and restricted cash from acquisition of GCI Holdings	147,957	—
Capital expended for property and equipment	(134,352)	(3,488)
Purchases of investments	(48,581)	(76,815)
Sales of investments	—	2,180
Investment in Liberty Broadband	—	—
Other investing activities, net	2,700	—
Net cash provided (used) by investing activities	(32,276)	(78,123)
Cash flows from financing activities:
Borrowings of debt	1,588,703	—
Repayment of debt, capital lease, and tower obligations	(254,033)	—
Contributions from (distributions to) former parent, net	(1,122,272)	(109,540)
Distribution to non-controlling interests	(3,625)	—
Indemnification payment to Qurate Retail	(132,725)	—
Derivative payments	(80,001)	—
Repurchases of GCI Liberty common stock	(111,648)	—
Other financing activities, net	(17,127)	(31,180)
Net cash provided (used) by financing activities	(132,728)	(140,720)
Net increase (decrease) in cash, cash equivalents and restricted cash	(82,116)	86,021
Cash, cash equivalents and restricted cash at beginning of period	574,148	488,127
Cash, cash equivalents and restricted cash at end of period	$492,032	574,148